EXHIBIT 99.1

NASDAQ: EPMD	For Further Information Contact:
FOR IMMEDIATE RELEASE	Matthew C. Hill, CFO
(856) 753-8533

MKR Group, LLC
Charles Messman, Todd Kehrli
(818) 556-3700

EP MEDSYSTEMS REPORTS 2005 FOURTH QUARTER

AND YEAR-END FINANCIAL RESULTS

West Berlin, NJ (April 3, 2006)—EP MedSystems, Inc. (NASDAQ: EPMD), a market leader in electrophysiology products used in cardiac rhythm management, today announced financial results for the 2005 fourth quarter and year ended December 31, 2005.

Revenues for the 2005 full year were $16,669,000, representing a 2% increase over revenues reported in 2004. Gross margin in 2005 increased to 61% over the 59% reported in 2004. Net loss for 2005 was $5,773,000, or a loss of $0.22 per basic and diluted share, compared to a net loss of $4,410,000, or a loss of $0.19 per basic and diluted share, for 2004.

The net loss for 2005 was impacted by approximately $1,430,000 in costs in the third and fourth quarters associated with the Administrative Subpoena received by EP MedSystems in the second quarter, the SEC inquiry and the related investigations of the Company’s sales of its products into Iran and Syria, which are more fully described in the Company’s annual report filed on Form 10-K. In connection with an investigation into the sale and/or export of the Company’s products into Iran and Syria, the United States Attorney’s Office for the District of New Jersey has orally informed the Company that it will not seek criminal prosecution of EP MedSystem in this matter. The Company continues to fully cooperate with the United States Attorneys Office’s ongoing investigation, and with other governmental entities relating to this matter.

Revenues for the fourth quarter of 2005 were $4,169,000, representing a 20% decrease over the same period in 2004. Net loss for the fourth quarter of 2005 was $1,355,000, or a loss of $0.05 per basic and diluted share, compared to a net loss of $486,000, or a loss of $0.03 per basic and diluted share, for the fourth quarter of 2004.

The Company will discuss its fourth quarter and year end financial results on a conference call scheduled to take place today, April 3, 2006, at 10:00 a.m. ET. To participate, call (800) 218-0204 at least 10 minutes prior to the scheduled start time. When prompted, give the operator your name, firm name and phone number. The phone replay will be available for five business days following the call by dialing (800) 405-2236 and entering 1105-6378 followed by the “#” key when prompted for a code.

Also, an instant replay of the conference call will be available over the Internet at http://www.epmedsystems.com in the Investor Relations area of the website or by going to http://mkr-group.com (under featured events).

About EP MedSystems:

EP MedSystems develops and markets cardiac electrophysiology (“EP”) products used to diagnose and treat certain cardiac rhythm disorders. The Company’s EP product line includes the EP-WorkMate® Electrophysiology Workstation with RPM™ Real-time Position Management™ navigation technology, the EP-4™ Computerized Cardiac Stimulator, fixed and deflectable diagnostic electrophysiology catheters and related disposable supplies, the ALERT® System and ALERT family of internal cardioversion catheters, and the ViewMate® intracardiac ultrasound catheter imaging system. For more information, visit our Website at www.epmedsystems.com.

For more information, visit our Website at www.epmedsystems.com.

EP MEDSYSTEMS, INC.

SELECTED FINANCIAL DATA

	Years Ended December 31,
	2005	2004
Income Statement Data
Net Sales	16,669,000	$16,369,000
Cost of products sold	6,420,000	6,663,000

Gross Profit	10,249,000	9,706,000
Operating expenses
Sales and marketing	8,485,000	8,346,000
General and administrative	5,397,000	3,035,000
Research and development	2,374,000	2,470,000

Loss from operations	(6,007,000)	(4,145,000)

Interest expense, net	(56,000)	(144,000)
Interest expense, debt conversion	—	(582,000)
Income tax benefit	290,000	461,000

Net Loss	$(5,773,000)	$(4,410,000)

Basic and diluted loss per share	$(0.22)	$(0.19)

Weighted Average Shares Outstanding	25,801,729	23,514,846

	At December 31, 2005	At December 31, 2004
Balance Sheet Data
Cash and cash equivalents	$5,180,000	$9,345,000
Working capital	7,758,000	12,756,000
Total assets	15,131,000	20,003,000
Total liabilities	6,778,000	6,652,000
Shareholder’s equity	8,353,000	13,351,000

Forward Looking Statements:

This Release may contain certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or including the words “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, or similar expressions. Such forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, EP MedSystems’ history of losses, uncertainty of market acceptance of our products and level of sales, uncertainty of future profitability and future liquidity needs; possible fines costs or penalties that may be incurred in connection with the government inquires and investigations and risks regarding regulatory approvals and demand for new and existing products, as stated in the Company’s Annual Report filed on Form 10-K and quarterly reports filed on Form 10-Q.

EP MedSystems cautions investors and others to review the cautionary statements set forth in this press release and in EP MedSystems’ reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting the EP MedSystems’ business and results of operations. Readers are cautioned not to place undue reliance on this press release and other forward-looking statements, which speak only as of the date of this release. EP MedSystems undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

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